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                                                                    Exhibit 5.1


                  [BROBECK, PHLEGER & HARRISON LLP LETTERHEAD]



                                 October 14, 1999


StarMedia Network, Inc.
29 West 36th Street
Fifth Floor
New York, NY 10018


Ladies and Gentlemen:

           We have assisted in the preparation and filing by StarMedia Network, Inc. (the "Company") of a Registration Statement on Form S-1, as amended through October 14, 1999 (the "Registration Statement"), with the Securities and Exchange Commission, relating to the sale of up to 6,900,000 shares (the "Shares") of common stock, $.001 par value (the "Common Stock"), of the Company. A form of underwriting agreement (the "Underwriting Agreement") is filed as an exhibit to the Registration Statement.

           We have examined such records and documents and have made such examination of laws as we considered necessary to form a basis for the opinion set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies thereof.

           Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when sold and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

           We hereby consent to the use of our name in the Registration Statement under the caption "Validity of Common Stock" in the related prospectus and consent to the filing of this opinion as an exhibit thereto.

                                         Very truly yours,

                                         /s/ Brobeck, Phleger & Harrison LLP
                                         --------------------------------------
                                         Brobeck, Phleger & Harrison LLP